EXHIBIT 10.36.1

                         LEASE AND SUBLEASE AGREEMENT

                                    among

                       THE CITY OF ST. LOUIS, MISSOURI
                                   (LESSOR)

                                     and

                            THE PORT AUTHORITY OF
                            THE CITY OF ST. LOUIS
                              (LESSEE/SUBLESSOR)

                                     and

                  PRESIDENT RIVERBOAT CASINO-MISSOURI, INC.
                                 (SUBLESSEE)


                      EFFECTIVE DATE:  JANUARY 18, 2000


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                              TABLE OF CONTENTS

                                                                          Page
ARTICLE I            DEFINITION OF TERMS.....................................2
     Section 1.1     Act.....................................................2
     Section 1.2     Additional Rent.........................................2
     Section 1.3     Adjusted Gross Receipts.................................2
     Section 1.4     Affiliate...............................................2
     Section 1.5     Agreement...............................................3
     Section 1.6     Ancillary Facilities....................................3
     Section 1.7     Base Rent...............................................3
     Section 1.8     Books and Records.......................................3
     Section 1.9     Casino Project..........................................3
     Section 1.10    Casino Opening Date.....................................3
     Section 1.11    City....................................................3
     Section 1.12    Commission (or Gaming Commission).......................3
     Section 1.13    Debt....................................................3
     Section 1.14    Effective Date..........................................3
     Section 1.15    Environmental Laws......................................4
     Section 1.16    Gaming Authorities......................................4
     Section 1.17    Gaming License..........................................4
     Section 1.18    Gaming Operations.......................................4
     Section 1.19    Gaming Rent.............................................4
     Section 1.20    Gaming Vessel(s)........................................4
     Section 1.21    Governmental Authorities................................5
     Section 1.22    Improvements............................................5
     Section 1.23    Head Tax................................................5
     Section 1.24    Home Dock City Public Safety Fund.......................5
     Section 1.25    Lease Term..............................................5
     Section 1.26    Lease Year..............................................5
     Section 1.27    President...............................................5
     Section 1.28    President's Leasehold Interests.........................5
     Section 1.29    Levee...................................................5
     Section 1.30    Mooring Area............................................5
     Section 1.31    Mooring Rights..........................................6
     Section 1.32    Patrons.................................................6
     Section 1.33    Person..................................................6
     Section 1.34    Port Authority..........................................6
     Section 1.35    Port Commission.........................................6
     Section 1.36    Project.................................................6
     Section 1.38    Relocation Funding Agreement............................6
     Section 1.38    Unavoidable Delay.......................................6

ARTICLE II           LEASED RIGHTS...........................................7
     Section 2.1     Unsubordinated Lease and Sublease.......................7
     Section 2.2     Reserved Easements......................................7

ARTICLE III          TERM OF LEASE...........................................7
     Section 3.1     Term of Lease and Sublease of Levee and
                     Mooring Area............................................7
     Section 3.2     President Termination Right.............................7

ARTICLE IV           RENT, ADDITIONAL RENT AND OTHER CONSIDERATION...........8
     Section 4.1     Base Rent...............................................8
     Section 4.2     Percentage Rent.........................................9
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     Section 4.3     Delinquent Rent........................................10
     Section 4.4     Net Lease..............................................10
     Section 4.5     Pro-rated Payments.....................................10
     Section 4.6     Casino Project Development Costs and Repayment.........10

ARTICLE V            LICENSING..............................................10
     Section 5.1     Gaming License.........................................10

ARTICLE VI           OPERATIONAL COVENANTS REGARDING PROJECT................11
     Section 6.1     Light Standards........................................12
     Section 6.2     Curb Cut...............................................12
     Section 6.3     Trash and Garbage Disposal.............................12
     Section 6.4     Marine Survey..........................................12

ARTICLE VII          REPRESENTATIONS AND WARRANTIES OF CITY
                     AND PORT AUTHORITY.....................................12
     Section 7.1     Representations and Warranties of the City
                     and Port Authority.....................................12

ARTICLE VIII         REPRESENTATIONS AND WARRANTIES OF PRESIDENT............13
     Section 8.1     Representations and Warranties of President............13

ARTICLE IX           USE OF MOORING AREA AND LEVEE..........................14
     Section 9.1     Use of Mooring Area....................................14
     Section 9.2     Use of Levee...........................................14
     Section 9.3     Removal................................................14
     Section 9.4     Nondiscrimination......................................14

ARTICLE X            CONDITION AND WARRANTIES OF TITLE......................15
     Section 10.1    Condition of the Mooring Area..........................15

ARTICLE XI           SUBLETTING, ASSIGNMENT AND TRANSFER....................16
     Section 11.1    Assignment or Subletting...............................16
     Section 11.2    Estoppel Certificates..................................16
     Section 11.3    Encumbrance............................................17

ARTICLE XII          ENVIRONMENTAL..........................................17
     Section 12.1    Environmental Obligations..............................17
     Section 12.2    Underground Storage Tanks..............................18
     Section 12.3    Environmental Authorization............................18
     Section 12.4    Termination............................................18
     Section 12.5    Compliance.............................................19

ARTICLE XIII         IMPOSITIONS............................................19
     Section 13.1    Taxes and Impositions..................................19

ARTICLE XIV          INSURANCE..............................................19
     Section 14.1    Insurance..............................................20
     Section 14.2    Form of Insurance and Insurers.........................20
     Section 14.3    Cancellation of or Failure to Obtain Insurance.........20
     Section 14.4    Delivery of Insurance Policies.........................21

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ARTICLE XV           INDEMNIFICATION........................................21
     Section 15.1    Indemnification........................................21
     Section 15.2    Environmental Indemnity................................21

ARTICLE XVI          EVENT OF DEFAULT.......................................22
     Section 16.1    Event of Default.......................................22
     Section 16.2    Remedies in the Event of Default.......................23

ARTICLE XVII         HOLDING OVER...........................................28
     Section 17.1    Holding Over...........................................28

ARTICLE XVIII        SURRENDER OF PREMISES..................................28
     Section 18.1    Surrender of Premises..................................28
     Section 18.2    Survival of President's Obligations....................29

ARTICLE XIX          TERMINATION OF 1983 LEASE..............................29
     Section 19.1    Termination............................................29

ARTICLE XX           MISCELLANEOUS PROVISIONS...............................29
     Section 20.1    Coast Guard Certificate................................29
     Section 20.2    Mooring of Vessels.....................................29
     Section 20.3    Auxiliary Craft........................................29
     Section 20.4    Notices................................................30
     Section 20.5    Entire Agreement.......................................31
     Section 20.6    Survival of Covenants..................................31
     Section 20.7    Multiple Counterparts..................................31
     Section 20.8    Binding Effect.........................................31
     Section 20.9    Future Acts............................................31
     Section 20.10   Effective Date of Agreement............................31
     Section 20.11   Time of the Essence....................................31
     Section 20.12   Attorneys' Fees........................................31
     Section 20.13   Venue and Jurisdiction.................................32
     Section 20.14   Authorization and Capacity.............................32
     Section 20.15   Non-Severability.......................................32
     Section 20.16   Non-Waiver.............................................32
     Section 20.17   Governing Law..........................................33
     Section 20.18   Memorandum of Lease....................................33
     Section 20.19   Perpetuities Savings Clause............................33
     Section 20.20   Modification for Municipal Purposes....................33
     Section 20.21   Consent to Leasehold Deed of Trust.....................34


     Exhibit 1 - Percentage Rent
     Exhibit 2 - Levee Description
     Exhibit 3 - Mooring Area Description
     Exhibit 4 - Site Plan Showing Proposed Improvements

                         LEASE AND SUBLEASE AGREEMENT

THIS LEASE AND SUBLEASE AGREEMENT (herein referred to as this "Agreement") is made and entered into this 18th day of January, 2000 among THE CITY OF ST. LOUIS, a municipal corporation of the State of Missouri (the "City") through its Mayor and Comptroller, THE PORT AUTHORITY OF THE CITY OF ST. LOUIS, a political subdivision of the State of Missouri (the "Port Authority"), and PRESIDENT RIVERBOAT CASINO-MISSOURI, INC., a Missouri corporation ("President");

                             W I T N E S S E T H:

WHEREAS, President has leased from the City certain mooring rights at a site on the Mississippi River within the Port District of the City of St. Louis, and is currently licensed by the Missouri Gaming Commission (the "Commission" or the "Gaming Commission") to conduct Gaming Operations (as hereinafter defined) on The President Casino on the Admiral (the "Admiral"), a floating facility moored at that site; and

WHEREAS, President heretofore submitted a proposal to the Port Authority whereby it would relocate the Admiral from its current mooring site to a mooring site of 800 linear feet between the Martin Luther King Bridge and the south end of the flood wall north of the Martin Luther King Bridge (the "Mooring Area", as hereinafter defined), and would thereupon develop, construct and operate a Casino Project (as hereinafter defined) including riverboat gaming, a porte cochere and a mooring cell (collectively referred to as the "Casino Project" and hereinafter defined); and

WHEREAS, the parties hereto intend that this Agreement shall provide for an improved and more competitive Casino Project for the benefit of President, the City and the Port Authority; and

WHEREAS, President has obtained the approval of the Gaming Commission to implement and effect the relocation of the Admiral, subject to certain conditions; and

WHEREAS, the Port Authority and the City have further determined that the lease of the City's Mooring Rights as hereinafter defined, at the Levee and Mooring Area for gaming operations in the riverfront area will provide economic benefits to the citizens of the City of St. Louis through expansion of the job base, increased revenues, increased tourism and expanded economic activity; and

WHEREAS, the Port Authority, the City and President desire to enter into this Lease and Sublease Agreement, pursuant to which the City shall let unto the Port Authority and the Port Authority shall lease, take and hire from the City the Mooring Rights within the Mooring Area and Levee and the Port Authority shall sublet unto President, and President shall sublease, take and hire from the Port Authority the Mooring Rights within the Mooring Area and Levee, all subject to the provisions hereinafter set forth and for the terms, the rent, and upon the remaining conditions set forth herein; and

WHEREAS, the Port Authority, the City and President desire that the Casino Project be completed, including, but not limited to, those features thereof which enhance the public safety of visitors to the Admiral; and

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WHEREAS, the Port Authority, the City and President agree to the method of financing certain of the costs of the relocation and the Casino Project;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                  ARTICLE I
                             DEFINITION OF TERMS

For purposes of this Agreement, the following terms, in addition to the terms defined elsewhere in this Agreement, shall have the meanings set forth below when initially capitalized herein:

Section 1.1 Act - means the Excursion Gambling Boats Act of the State of Missouri contained in Sections 313.800 to 313.850 (both inclusive) of the Revised Statutes of Missouri (1998), as the same may hereafter be amended.

Section 1.2 Additional Rent - means any and all rent to be paid by President, other than the Base Rent, including rent which is based on a percentage of Adjusted Gross Receipts as provided in Section 4.2 hereof.

Section 1.3 Adjusted Gross Receipts - shall have the meaning of such term as contained in the Act as in effect on the Effective Date without regard to any subsequent amendments thereto.

Section 1.4 Affiliate - means, as to any Person, any other Person which, directly or indirectly, is controlled by, under common control with, or controls such Person. The term "control" for these purposes means the ability, whether by direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to elect a majority of the managers of a limited liability company, to select a managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity, and, in the case of a limited partnership, shall mean the sole general partner thereof, all of the general partners thereof which have or share management control or authority, or the managing general partner or managing general partners thereof, as appropriate (and in any event shall mean the ownership and control [that is, the right to vote] fifty percent (50%) or more of the residual equity interests in an entity). The term "Affiliate" shall also mean and include (i) a trust of which the Person in question, or other applicable Person, or a direct or indirect shareholder of any such Person, is a trustee, or which has as its principal income or residual beneficiaries, such Person, or any direct or indirect shareholder of such Person, or members of the immediate family of such Person or such direct or indirect shareholder, and (ii) any members of such Person's immediate family, or a member of the immediate family of any direct or indirect shareholder of such Person. For purposes hereof, shares or other ownership interests held by a trust shall be deemed to be owned pro rata by the income and residuary beneficiaries of such trust. Further, the members of the immediate family of any Person shall include all collateral relatives of such Person having a common linear ancestor with such Person, and the

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
spouse or any former spouse of such Person or any of such collateral relatives, and shall include both natural and adopted relatives.

Section 1.5 Agreement - means this Lease and Sublease Agreement (together with all Exhibits, attachments, and appendices referenced herein) by and between the City, the Port Authority and President, as the same may be amended, modified, restated, or supplemented from time to time.

Section 1.6 Ancillary Facilities - means the improvements, fixtures, furniture, buildings, appurtenances, restaurants, entertainment facilities, bars, lounges, offices, equipment, ramps, structures, porte cochere, mooring cell, and facilities of any kind or nature which are located within the Mooring Area and Levee and which are, have been or will be constructed or operated as part of, in connection with, or adjacent to the Mooring Area and Levee, respectively, other than the Gaming Vessel(s).

Section 1.7 Base Rent - means the amount of rent to be paid by President per linear foot of Mooring Area and per square foot of Levee, as adjusted from time to time, as mandated by Ordinance No. 57933 of the City of St. Louis.

Section 1.8 Books and Records - means the internal control standards adopted by President and the records required thereby, as well as all general ledgers, accounts receivable, accounts payable, invoices, payroll records, expense records, income records, all revenue records, and any other accounting or financial document or record relating to or concerning the business operations of President related to the gaming operations conducted as part of the Casino Project. Books and Records shall not include any information President is required by law, or by applicable provisions of any collective bargaining agreement, not to disclose.

Section 1.9 Casino Project - means the Gaming Vessel(s), including but not limited to the Admiral; the Ancillary Facilities related to the Mooring Area and Levee; and the furniture, fixtures and equipment to be constructed and/or installed by President at the Mooring Area and Levee pursuant to the terms and conditions of this Agreement.

Section 1.10 Casino Opening Date - means the first day on which the Gaming Vessel(s) is open for business to the public in the Mooring Area.

Section 1.11 City - means the City of St. Louis, a political subdivision of the State of Missouri, whose City Hall is located at 1201 Market Street, St. Louis, Missouri 63103.

Section 1.12 Commission (or Gaming Commission) - means the Missouri Gaming Commission created pursuant to Section 313.004 of the Revised Statutes of Missouri (1994).

Section 1.13 Debt - means the obligation incurred in connection with the construction of the Casino Project which will be repaid as set forth in the Relocation Funding Agreement.

Section 1.14 Effective Date - means the date on which this Agreement, with all Exhibits, Appendices and Attachments, is fully executed by the parties

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hereto, and all changes to the printed portion hereof initialed by all of the parties.

Section 1.15 Environmental Laws - means any applicable laws pertaining to health or the environment including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as hereafter amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Hazardous and Solid Waste Amendments of 1984, as hereafter amended ("RCRA"), the Federal Water Pollution Control Act, as now or hereafter amended ("WPCA"), and any laws of the State of Missouri or any subdivision thereof, relating to the presence of, removal, spill, release, leaking, or disposal of oil, petroleum, toxic pollutants, solid waste or other hazardous substances. The terms "hazardous substance" and "release" shall have the meanings specified in CERCLA and RCRA; the term "solid waste" and "disposal", or "disposed", shall have the meanings specified in RCRA; the terms "oil", "petroleum", and "toxic pollutant" shall have the meanings specified in WPCA and RCRA; provided that, to the extent that the laws of the State of Missouri, as currently enacted or hereafter amended, establish a meaning for "oil", "petroleum", "toxic pollutant", "hazardous substance", "release", "solid waste", or "disposal" that is broader than that specified in either CERCLA, RCRA, or WPCA such broader meaning shall apply.

Section 1.16 Gaming Authorities - means all agencies, authorities and instrumentalities of the City of St. Louis, the State of Missouri, or the United States of America, or any subdivision thereof, which have jurisdiction over the Gaming Operations (or any part thereof) at the Casino Project, including but not limited to the Gaming Commission.

Section 1.17 Gaming License - (or License) means the license or licenses, if any, granted by the Gaming Commission to President which permit the holder thereof to legally conduct Gaming Operations in the State of Missouri, together with any replacements or renewals thereof.

Section 1.18 Gaming Operations - means any operations relating to gaming, gambling, lotteries, gift enterprises and/or games of skill and chance offered or conducted at or within the Casino Project, including, without limitation, the operation of any slot machines, roulette tables, card games or other gaming devices or games permitted under the Act.

Section 1.19 Gaming Rent - means, collectively, the rental amounts to be paid by President to the Port Authority pursuant to Article IV (including the Additional Rent described therein).

Section 1.20 Gaming Vessel(s) - means the structure, improvement or facility floating within the Mooring Area and meeting the requirements of an excursion gambling boat or floating facility under the Act, to be constructed, owned and operated by President pursuant to this Agreement as a part of the Casino Project, which floating facility or facilities are to be moored within the Mooring Area and utilized for the conduct of Gaming Operations, and otherwise operated in accordance with the terms and conditions of this Agreement during the Mooring Lease Term.


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Section 1.21 Governmental Authorities - means any federal, state, county or municipal governmental authority, including all executive, legislative, judicial and administrative bodies thereof.

Section 1.22 Improvements - means any immovable buildings, fixtures, structures, improvements, roads, roadways, mechanical devices, landscaping, facilities and appurtenances constructed and situated now or at anytime hereafter on or within the Levee, Mooring Area or any public right of way.

Section 1.23 Head Tax - means that portion of the admission fee described in Rev. Stat. Mo. Section 313.820 (1997) which is paid to the City as home dock city. Said amount is equal to One Dollar ($1.00) for each person embarking on a Gaming Vessel.

Section 1.24 Home Dock City Public Safety Fund - means that portion of the tax on Adjusted Gross Receipts received by the City as the home dock city, all as defined in Rev. Stat. Mo. Section 313.822(1). Said amount is equal to two percent (2%) of the President's Adjusted Gross Receipts from Gaming Operations authorized under Section 313.800-850.

Section 1.25 Lease Term - (or "Term") means the Lease or Sublease Term of the Mooring Rights Lease or Sublease, as the case may be (as defined in Section
3.1 below).

Section 1.26 Lease Year - means, as to the Mooring Rights Lease and Sublease, the period commencing on the Casino Opening Date and ending on the next succeeding December 31, and, thereafter shall mean each calendar year thereafter; provided, however, if the Lease Term shall end on a date other than December 31 of any year, the last Lease Year hereunder shall mean the period of time ending the date of expiration or earlier termination hereof and commencing on the immediately preceding January 1. The term "Full Lease Year" means any Lease Year containing not fewer than 364 days.

Section 1.27 President - means President Riverboat Casino-Missouri, Inc., a Missouri corporation, and to the extent succession or assignment is permitted or authorized pursuant to the terms of this Agreement, any other Person who becomes the successor to or assignee of all or any part of the rights, duties, and obligations of President under this Agreement.

Section 1.28 President's Leasehold Interests - means the tenancies and other rights granted to President by the Port Authority under this Agreement in regard to the Mooring Area and Levee.

Section 1.29 Levee - means the area in the City of St. Louis, Missouri (sometimes referred to as the improved wharf) immediately adjacent to and west of the Mooring Area between the water's edge and Leonor K. Sullivan Drive and more fully described in Exhibit 2, attached hereto and incorporated by reference herein. For purposes of determination of Base Rent the water's edge shall be the mean water line.

Section 1.30 Mooring Area - means the area in the City of St. Louis, Missouri, within the Port District east of the Levee described in Exhibit 3, attached hereto and incorporated herein by reference.

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
Section 1.31 Mooring Rights - means the exclusive right granted by the City to President to moor the Gaming Vessel(s) within the Mooring Area.

Section 1.32 Patrons - means those Persons in, on or around the Levee or Mooring Area on account of the Casino Project for the purpose of participating in any gaming activities or other forms of entertainment, including the enjoyment of food and beverages, being offered in, on or around a Casino Project.

Section 1.33 Person - means any individual, partnership, corporation, limited liability company, association, unincorporated organization, trust or other entity, including but not limited to, any government or agency or subdivision thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

Section 1.34 Port Authority - means the Port Authority of the City of St. Louis, a political subdivision of the State of Missouri, whose offices are currently located at 1015 Locust Street, Suite 1200, St. Louis, Missouri 63101.

Section 1.35 Port Commission - means the Board of Commissioners of the Port Authority.

Section 1.36 Project - means the Casino Project, the Ancillary Facilities thereto, and the Improvements, furniture, fixtures and equipment to be constructed or installed by President and at President's sole cost and expense within the Mooring Area and Levee.

Section 1.37  Relocation Funding Agreement   means the agreement by and among
the City of St. Louis, Missouri, The Port Authority of the City of St. Louis, Missouri and President Riverboat Casino-Missouri, Inc., of even date herewith.

Section 1.38 Unavoidable Delay - means a delay due to strike, lockout, or other labor or industrial disturbance, shortages or unavailability of materials, civil disturbance, lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, act of God, the failure of any party hereto to perform any act or fulfill any obligations required to be performed or fulfilled by said party to the extent the same causes the other party to fail to perform or satisfy any obligation by a date or time otherwise herein required, or any causes whatsoever beyond the reasonable control of President or the City or the Port Authority, whichever of them is alleging the occurrence of an Unavoidable Delay; provided that enforcement of and compliance with contracts entered into by President or the City or the Port Authority shall be deemed to be within the reasonable control of President or the City or the Port Authority, respectively, and provided further that the lack of funds or inability to obtain or maintain financing shall not be deemed to be a cause beyond the reasonable control of President. Any of the foregoing events, to the extent resulting as an Unavoidable Delay, being sometimes herein referred to as an "Unavoidable Delay Event".




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
                                  ARTICLE II
                                LEASED RIGHTS

Section 2.1  Unsubordinated Lease and Sublease

A. In consideration of the obligations undertaken hereunder by the Port Authority to pay Gaming Rent to the City as hereinafter set forth, and in consideration of the other terms, provisions, covenants and conditions of this Agreement, the City hereby leases to the Port Authority and the Port Authority takes, accepts and leases from the City, the Mooring Area and the Levee.

B. In consideration of the obligations undertaken hereunder by President to pay Gaming Rent to the Port Authority as hereinafter set forth, and in consideration of the other terms, provisions, covenants and conditions of this Agreement, the Port Authority hereby subleases to President and President takes, accepts and leases from the Port Authority, the Mooring Area and the Levee.

Section 2.2  Reserved Easements

The City hereby reserves a nonexclusive easement over the Levee for the purpose of levee maintenance, including cleaning mud and debris. The City further reserves a nonexclusive easement for a sidewalk east of the curb of Leonor K. Sullivan Boulevard except over such areas as President may improve with its porte cochere, ramps, walks and paved areas; such sidewalk may be used for pedestrian access and for the installation and maintenance of light standards and decorative fences. The City hereby reserves for the benefit of the Metropolitan Sewer District the right to maintain existing storm sewers and drains on the Levee. Nothing herein shall relieve President of its obligations to maintain and keep clean the Levee and Mooring Area as more specifically set forth in Section 6.3 hereof.

                                 ARTICLE III

                                TERM OF LEASE

Section 3.1  Term of Lease and Sublease of Levee and Mooring Area

A. Subject to the terms, covenants, agreements and conditions contained herein, the Port Authority shall have and hold the Levee, the Mooring Area, and the Mooring Rights therein, for a term (the "Mooring Rights Lease Term") of twenty-five (25) years commencing on the Effective Date and terminating at 11:59 p.m. (St. Louis time) on the twenty-fifth (25th) anniversary of the Effective Date.

B. Subject to the terms, covenants, agreements and conditions contained herein, President shall have and hold the Levee, the Mooring Area, and the Mooring Rights therein, for a term (the "Mooring Rights Sublease Term") of twenty-four (24) years and three hundred sixty-four (364) days, commencing on the Effective Date and terminating at 11:59 p.m. (St. Louis time) on the day prior to the date of the twenty-fifth (25th) anniversary of the Effective Date.


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
Section 3.2  President Termination Right

Anything herein contained to the contrary notwithstanding, President shall have the right to terminate its rights and obligations hereunder (however, all other rights of the other parties hereto shall survive any such termination) upon not less than one (1) year prior written notice to the Port Authority by President of the date on which such termination shall occur, and the payment of an additional amount equal to the Base Rent for the one-year period following the effective date of such termination, provided that on the effective date of termination set forth in any such written notice and continuously thereafter, President, its successors and assigns, shall abandon, cease and terminate any gaming activities within the Mooring Area and comply with the provisions of Section 9.3 hereof and no such termination shall affect any rights under any leasehold or subleasehold deed of trust. In connection with the termination of this Agreement pursuant to this Section 3.2, each party shall bear all costs and expenses incurred by it without reimbursement from any other party unless otherwise expressly provided herein. Nothing in this Section 3.2 shall relieve President of any obligation that may accrue under this Agreement, including the Debt, prior to the date of termination as aforesaid or entitle President to any reimbursement of amounts previously paid under the terms of this Agreement, whether or not accrued prior to the date of termination.

                                  ARTICLE IV
                RENT, ADDITIONAL RENT AND OTHER CONSIDERATION

Section 4.1  Base Rent

A. For the rights and privileges granted and subleased herein, President shall pay to the Port Authority an annual Base Rent of $13.50 per linear foot of Mooring Area and $0.135 per square foot of Levee area. The Base Rent shall accrue from the date the Admiral is moved from the mooring area defined in the 1983 Lease, as hereinafter defined, to the Mooring Area, and shall be payable to the Port Authority annually in advance on the Casino Opening Date and on each successive anniversary of such moving date. The Base Rent to be paid to the Port Authority shall be subject to adjustment as provided in Section 4.1.B. below.

B. Pursuant to Ordinance No. 57933, the annual Base Rent of $7.50 (current adjusted base rate of $13.50) per linear foot of Mooring Area and $0.0750 (current adjusted base rate of $0.135) per square foot of Levee may be adjusted at five (5) year intervals beginning January 1, 2004, upon the recommendation of the Port Commission and the approval of the Board of Public Service. No recommendation may be made by the Port Commission unless within one hundred eighty (180) days before the effective date of such adjusted Base Rent, the Port Commission shall conduct a public hearing with due notice to the public and to the lessees of City-owned land and mooring rights under leases which are subject to the provisions of Ordinance No. 57933. The maximum adjustment which can be recommended and approved at any interval shall be 25% of the then applicable Base Rent. Each adjustment shall be added to the Base Rent plus any previous adjustments thereof and the resulting rate shall then become the basis for calculating the Base Rent. If, upon the recommendation of the Port Commission, the Board of Public Service shall

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approve an increase in the Base Rent in excess of 15%, such increase in the
Base Rent shall not be effective hereunder unless approved by resolution of the Board of Aldermen of the City of St. Louis. If the Board of Aldermen fails to act before the effective date of the new Base Rent, the Base Rent increase shall be limited to 15% and may not thereafter be increased until the next Base Rent adjustment date five (5) years hence. Any adjustment in Base Rent made as hereinabove provided shall become effective hereunder as of the next date on which payment of Base Rent shall be due hereunder.

C. For the rights and privileges granted and leased herein, the Port Authority shall promptly pay to the City an amount equal to all Base Rent received from time to time from President, which the City shall deposit and allocate as required by law, including Ordinance No. 57326, unless otherwise expressly required by this Lease and Sublease Agreement or the Relocation Funding Agreement.

Section 4.2  Percentage Rent

A. As an additional part of the consideration for the rights granted hereunder, at any time President operates gambling games on any vessel utilizing the Mooring Rights pursuant to any law of the State of Missouri, President shall pay to the Port Authority in monthly installments during each Lease Year of the Mooring Rights Lease Term, rent (herein referred to as "Percentage Rent") as specified in Exhibit 1, attached hereto and incorporated by reference herein. President and Port Authority agree that the Percentage Rental shall not be subject to adjustment.

B. President's obligation to pay Percentage Rent shall commence as of the Casino Opening Date. Payment of the Percentage Rent due hereunder (if any) in regard to any calendar month shall be due and payable monthly, in arrears, and shall be calculated on the basis of the Adjusted Gross Receipts for the period from the beginning of such Lease Year to the end of the month next preceding the date on which Percentage Rent is being paid, less the total amount of Percentage Rent previously paid during such Lease Year. Percentage Rent shall be due and payable on the last day of the month following the month in which the Adjusted Gross Receipts were received.

C. Together with each payment of Percentage Rent required in Section 4.2(A), President shall deliver to Port Authority a detailed statement (herein referred to as the "Gaming Percentage Statement") of the Adjusted Gross Receipts of the previous calendar month and for the Lease Year to date, as well as a calculation of the amounts of Percentage Rent paid and payable for the Lease Year to date. In the event that any such Gaming Percentage Statement reveals that the amount of the Gaming Rent paid for the Lease Year to date is less than the total amount of Gaming Rent actually due for the Lease Year to date, President shall immediately pay to Port Authority the amount of such shortage.

D. As an additional part of the consideration for the rights granted hereunder, the Port Authority shall promptly pay to the City an amount equal to all percentage Rent received from time to time, which the City shall deposit and allocate as required by law, including Ordinance No. 57326, unless otherwise expressly required by this Lease and Sublease Agreement or the

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
Relocation Funding Agreement.

Section 4.3  Delinquent Rent

Any delinquent payment of rent or any other sum due and owing from President hereunder shall bear interest from the date such payment was due at the prime rate plus two percent (2%) per annum ("Default Rate"), which interest shall be additional rent payable hereunder. The prime rate shall be the average of the prime or base rates established by Mercantile Bank National Association and Bank of America, N.A., or their successors, or if neither of said banks shall then publish its prime or base rate, then at the prevailing prime rate as reported by the Wall Street Journal.

Section 4.4  Net Lease

It is the purpose and intent of the Port Authority and President that the Base Rent and Additional Rent payable hereunder shall be fully net to the Port Authority so that this Agreement shall yield to the Port Authority a sum not less than the payments specified in this Agreement in each year that such is applicable during the terms of this Agreement and that all costs, expenses, taxes, and charges of every kind and nature incurred by the Project that may be attributed to, or become due during the term of this Agreement shall be paid by President.

Section 4.5  Pro-rated Payments

Should any payment required by this Agreement be due for a period less than a full week, month, quarter, year or other installment period (e.g., a payment due in the middle of a month), the amount due shall be prorated on a per diem basis calculated on the number of days in the applicable installment period.

Section 4.6  Casino Project Development Costs and Repayment

A. The parties recognize that the relocation of the Admiral to the Mooring Area and the construction of the Casino Project is in the best interest of the City and the Port Authority and that major components of the Casino Project are measures and obligations designated to enhance and provide for the safety of visitors to the Gaming Vessel(s).

B. To that end, the City and the Port Authority hereby authorize the use of a portion of the revenues which they derive from the Gaming Operations and the Casino Project to be directed to repay the Debt, until paid in full, all as set forth in Relocation Funding Agreement.

C. Any and all costs in excess of Three Million Dollars ($3,000,000.00) necessary to complete the Casino Project shall be borne by President with no obligation of repayment by the City or the Port Authority.

                                  ARTICLE V
                                  LICENSING

Section 5.1  Gaming License


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
A. The Gaming Commission has amended President's Gaming License to operate the Admiral and in the Mooring Area, subject to the conditions that President not commence operations at the new site until the Executive Director of the Gaming Commission gives written authorization for operations to begin and that President obtain all required governmental permits and approvals.

B. The City, Port Authority and President shall each have the right to terminate President's rights and obligations under this Agreement, by written notice to the other delivered at any time on or after the earlier of (i) eighteen (18) months after the Effective Date (without regard to Unavoidable Delays) or (ii) six (6) months after the date the Admiral is moved to the Mooring Area, but prior to the date on which President shall have satisfied the conditions expressed in Section 5.1.A., in the event President shall fail to have satisfied such conditions on or prior to such date; provided, however, the City and the Port Authority (the City acting through its Board of Estimate and Apportionment), acting in their sole and absolute discretion, may extend the aforesaid date to any date, in their discretion, by written notice to President (however, all other rights of the other parties hereto shall survive any such termination). The right of the City and the Port Authority to terminate this Agreement as provided in this Section 5.1(B) shall be the sole right and remedy of the City and the Port Authority for President's failure to satisfy such conditions, subject, however, to those continuing obligations of President which survive termination, as more fully set forth in Section 18.2 hereof. Moreover, nothing in this Section 5.1B shall relieve President of any obligation that may accrue prior to the date of termination, as aforesaid, or entitle President to any reimbursement of amounts previously paid under the terms of this Agreement.

C. President shall act diligently to comply in all respects with the rules and regulations of the Gaming Commission and shall use reasonable efforts to maintain and renew its Gaming License as and when necessary at all times during the Mooring Rights Lease Term.

D. In the event any provision of this Agreement (other than a provision required by applicable law, and subject, further, to the provisions of Section 4.6) shall result in the denial, revocation, suspension or failure to renew any gaming or similar license applied for or obtained by President (or any member, shareholder or partner of President, or any of their respective Affiliates) at any time during the Term (whether issued by the State of Missouri or any other jurisdiction either within or outside the State of Missouri), the City and the Port Authority agree that they shall not enforce the said provision and shall waive its compliance by President. Further, and notwithstanding Section 20.15, this Agreement shall be deemed amended, without further act or notice of either party hereof, to the extent necessary to cause this Agreement to comply with the Act; however, nothing herein shall cause the Term hereof to be extended beyond that contemplated hereby, or reduce or increase the amount of Gaming Rent otherwise required to be paid hereunder; provided, however, no right, power, privilege, remedy or interest of President under this Agreement shall be limited, restricted or otherwise prejudiced.

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
                                  ARTICLE VI
                   OPERATIONAL COVENANTS REGARDING PROJECT

Section 6.1  Light Standards

President agrees to purchase and install light standards according to City specifications in the area over which the City has reserved an easement for sidewalk purposes north and south of the porte cochere and ramp and paved areas indicated in Exhibit 4 hereto. Such light standards shall thereafter during the Lease term be maintained and, if necessary, replaced by the City. Electric power and electric light bulbs shall be provided by the City.

Section 6.2  Curb Cut

President agrees to construct at President's sole cost and expense one curb cut between President's porte cochere and the flood wall north of said porte cochere at a location directed by the Street Director of the City.

Section 6.3  Trash and Garbage Disposal

The parties acknowledge that neither the Port Authority nor the City shall be responsible for providing trash and garbage disposal services to President hereunder. President hereby covenants and agrees that it shall use reasonable efforts to prohibit and prevent the accumulation of litter, garbage, refuse or trash (herein collectively referred to as "Refuse") or storage of any Refuse, in, on or around the Levee and Mooring Area except in designated areas and in containers and receptacles intended for the temporary storage thereof, and shall keep the Levee and Mooring Area neat and clean. Further, President shall post signs and take other reasonable steps to prevent its Patrons or any other person in the Mooring Area from throwing of any Refuse of any sort into the Mississippi River. President shall be responsible for housekeeping in the Levee and Mooring Area.

Section 6.4  Marine Survey

Annually, President must present to the Port Commission a marine survey of the safety of the Gaming Vessel(s) operated by President.

                                 ARTICLE VII
          REPRESENTATIONS AND WARRANTIES OF CITY AND PORT AUTHORITY

Section 7.1  Representations and Warranties of City and Port Authority

In order to induce President to enter into this Agreement, the City and the Port Authority represent and warrant the following to President:

A. The City and the Port Authority have the right, power and authority to enter into this Agreement, to grant a leasehold interest and a subleasehold interest in the Mooring Area and Levee, respectively, and other rights granted herein, and to make the covenants, commitments, representations and warranties made herein.

B.  To the best of the knowledge and belief of the City and of the Port

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
Authority, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the terms of this Agreement do not, nor with the passage of time or both will not, constitute a default under any agreement, judgment, order, decree or ruling of any court or agency to which the City or the Port Authority are subject.

C. The execution and delivery of this Agreement by the City and the Port Authority have been approved by all necessary action of all Governmental Authorities (including, without limitation, the Board of Aldermen of the City of St. Louis and the Board of Commissioners of the Port Authority of the City of St. Louis) and, when executed and delivered by duly authorized representatives of the City, the Port Authority and President, will constitute the legal, valid and binding obligation of the City and the Port Authority, enforceable against the City and the Port Authority in accordance with its terms.

D. The City and the Port Authority are political subdivisions of the State of Missouri.

                                 ARTICLE VIII
                 REPRESENTATIONS AND WARRANTIES OF PRESIDENT

Section 8.1  Representations and Warranties of President

In order to induce the City and the Port Authority to enter into this Agreement, President represents and warrants the following to the City and the Port Authority:

A. President is a Missouri corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has full power to enter into and perform its obligations under the terms of this Agreement, and the authority to enter into this Agreement and to bind President thereby.

B. The execution and delivery of this Agreement for and on behalf of President has been approved by all requisite action on the part of President and, upon execution and delivery hereof by duly authorized representatives of the City, the Port Authority and President shall constitute the valid and binding obligation of President enforceable against President in accordance with its terms.

C. To the best of President's knowledge and belief, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement in compliance with the terms of this Agreement do not, or with notice or the passage of time or both will not, constitute a default under any agreement, or any judgment, order, decree or ruling of any court or agency to which President, or any Affiliate is subject.

D. To the best of President's knowledge, there is no condition or fact that would render President unsuitable under the Act to maintain its Gaming License or to obtain approval from the Gaming Commission for relocation of the Admiral to the Mooring Area.

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
                                  ARTICLE IX
                        USE OF MOORING AREA AND LEVEE

Section 9.1  Use of Mooring Area

The Mooring Area shall be used by President only for purposes consistent with the lawful use thereof, including the mooring of Gaming Vessel(s) and the construction of mooring arrangements as shown on Exhibit 4 hereto. President shall not be restricted by this Agreement with respect to the number of vessels or gaming positions in the Mooring Area.

Section 9.2  Use of Levee

The Levee shall be used for ingress and egress to and from the Mooring Area for President's employees, agents, servants, patrons, suppliers, vendors and invitees, for the placement of cables securing the Gaming Vessel(s) to deadmen located on the Levee, for the placement of ramps providing access to and from the Gaming Vessel(s), and to use utility hook-ups on the Levee. President shall have the obligation to keep the Levee clean and free of all litter, trash and debris of any kind.

President may also use the Levee for construction of an open porte cochere and for approaches and access thereto as shown on Exhibit 4 hereto.

President shall have the right to install, use or modify the installation of deadmen and mooring arrangements on the Levee in accordance with plans and specifications prepared by a licensed civil engineer for such installation or modification of the installation or use thereof, provided said plans and specifications have been approved by the Board of Public Service. President shall obtain all necessary permits from the appropriate Governmental Authorities for the installation and use of such deadmen and mooring arrangements. Structures or major alterations shall be made in accordance with plans and specifications approved by the Port Authority and by the City through the Board of Public Service.

Section 9.3  Removal

Upon and after the expiration, termination, or cancellation of this Agreement, President shall remove all and any vessels, boats, watercraft or other practical movable structures from the Mooring Area and, at the Port Authority's option, all and any improvements from the Levee, all without expense to the City or the Port Authority. In the event said vessels, boats, watercraft or improvements are not removed within one hundred eighty (180) days after receipt of notice by President, the City or the Port Authority may cause same to be removed and disposed of at the expense of President.

Section 9.4  Nondiscrimination

A. President agrees that in connection with the use and occupancy of the Levee and the Mooring Area, and in performing its obligations under this Agreement, neither President, its employees, agents, servants, representatives, nor anyone acting within President's control will discriminate against any employee, Patron, applicant for employment or any

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
other person on the basis of race, creed, color, religion, national origin, ancestry, sex, age, disability, handicap, veteran status, marital status, income or sexual preference. This requirement shall apply, but not be limited to, the following: employment, upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training. There shall be posted in conspicuous places, available to employees and applicants for employment, notices to be provided by the City or the Port Authority setting forth the provisions of this Section. All solicitations or advertisements for employment shall state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, age, physical handicap, national origin or sexual orientation. President agrees to use reasonable efforts and reasonable diligence to implement the policies, ordinances and Mayor's Executive Orders of the City of St. Louis requiring maximum utilization of City-certified minority and women-owned business enterprises in all phases of procurement and contracting by President in connection with the construction of the Casino Project, including but not limited to construction, goods and professional services.

B. President agrees that any service contract entered into by President pertaining to the Casino Project shall contain those contractual provisions set forth in Ordinance No. 62124.

                                  ARTICLE X
                      CONDITION AND WARRANTIES OF TITLE

Section 10.1  Condition of the Levee and Mooring Area

It is understood and agreed by the parties that President takes and accepts the Levee and Mooring Area in "as is" condition and that this Agreement imposes no obligation of any kind on the City or the Port Authority to make any changes or improvements of any kind thereto. It is further understood and agreed that except as otherwise expressly stated herein, President will accept and take the Levee and Mooring Area without any express or implied warranties of suitability, merchantability, fitness for a particular purpose or environmental fitness. The City and the Port Authority do not warrant or guarantee the condition of the Levee and Mooring Area for any particular purpose nor does it warrant or guarantee that the Levee and Mooring Area is free of any visible, hidden, or latent defects of any kind or nature, including but not limited to any defects and/or any environmentally unsafe condition in violation of any Environmental Laws. The City and the Port Authority have made no representations or warranties, express or implied, and explicitly disclaims the same concerning the absence of any pollution, contamination, hazardous waste, hazardous or toxic material or substance, underground storage tanks or hazardous building materials in, on or around the Levee or Mooring Area, except as may be specifically and expressly stated elsewhere in this Agreement.

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
                                 ARTICLE XI
                     SUBLETTING, ASSIGNMENT AND TRANSFER

Section 11.1  Assignment or Subletting

Except as otherwise provided in this Agreement, President shall not, assign, sell or transfer this Agreement or the Leasehold Interests, or any interest herein, or sublet the Mooring Area, or any parts thereof, without the prior written consent of the City or the Port Authority, as the case may be.

Section 11.2  Estoppel Certificates

If the Port Authority and/or the City shall have been requested to do so in writing by President, it shall deliver to any potential mortgagee, purchaser or assignee (hereinafter referred to as a "Transferee") or to the party designated by the Transferee in any written notice to the Port Authority and/or the City, an instrument in writing addressed to President, Transferee and any party designated by Transferee in its notice to the Port Authority and/or the City requesting delivery of the said written instrument, stating that (i) this Agreement has not been altered, modified or amended and remains in full force and effect (or, if applicable, setting forth the nature of any such alteration, modification or amendment); (ii) stating the date to which Base Rent and Percentage Rent has been paid hereunder; and (iii) setting forth such additional information as President shall reasonably request and as shall be available to the Port Authority and/or the City without unreasonable effort or expense which additional information, if deemed necessary by the Port Authority and/or the City may be limited to the actual knowledge of the Port Authority and/or the City. In no event shall the Port Authority or the City be required to incur any expense (unless indemnified therefor in advance to the reasonable satisfaction of the Port Authority or the City, as the case may
be) in complying with any request referred to above. If, having requested delivery of such written instrument, the Port Authority and/or the City (as the case may be) shall fail to deliver the same on or prior to twenty (20) days after request therefor, the Port Authority and City shall irrevocably and unconditionally be deemed to have confirmed to President and Transferee, and such other parties referred to above, all facts which President has requested that the Port Authority and the City shall confirm including, without limitation, that there has not, as of said date, occurred any default or Event of Default, or any act, both, would constitute a default or Event of Default hereunder which remains uncured as of said date and that, accordingly, this Agreement is in full force and effect as of said date. President, Transferee and any other party to whom such written instrument shall be directed, or to whom President has requested that the same be directed, may rely on such instrument, and on the provisions of this Section 11.2, and the Port Authority

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
and City shall thereafter forever and completely be estopped from denying the truth and accuracy of any statement made by the Port Authority and City in any written instrument furnished, or deemed furnished, pursuant to the provisions of this Section 11.2.

Section 11.3  Encumbrance

The City hereby consents to the encumbrance of the leasehold and subleasehold and mooring rights created by this Agreement to a mortgagee (as hereinafter defined) in connection with the financings described in Section 20.21 hereof. The approval of the Board of Public Service may be evidenced by its signature on an endorsement to this Agreement.

                                 ARTICLE XII
                                ENVIRONMENTAL

Section 12.1  Environmental Obligations

President agrees to abide by all City ordinances, state laws, federal laws, Coast Guard, Corps of Engineers and any other properly applicable governmental regulatory requirements, including, but not limited to, any and all such provisions regulating and/or relating to the: (i) transportation, storage, use, manufacture, disposal, discharge, release or spilling of hazardous substances; (ii) transportation, storage, use, recovery, disposal, discharge, release or spilling of oil; (iii) discharges of effluents, pollutants and/or toxic pollutants to either publicly owned treatment works or directly to waters of the United States or tributaries thereof; (iv) emissions, release or discharges of pollutants and/or other substances into the air or land; (v) transportation, storage, treatment, disposal, discharge, release or treatment of infectious waste, (vi) transportation, storage, treatment, recycling, reclamation, disposal, discharge, release, or spilling of solid waste; and
(vii) transportation, storage, or disposal of waste tires, used white goods and other appliances, waste oil, and/or used lead-acid batteries. President shall call to the attention of the proper enforcement authorities any violation of any federal or state law or City ordinance occurring in the Mooring Area or Levee of which President has actual knowledge.

Should President's operation in the Mooring Area or Levee violate any provision of federal and/or state laws or regulations, President shall, immediately upon becoming aware of the existence of such violation, notify the Port Authority and undertake whatever action is necessary to remedy the violation and comply with the applicable provision(s), including but not limited to the institution of legal proceedings seeking an injunction in a court of competent jurisdiction. Should President fail to remedy violation, the City Counselor may notify President of its intent to undertake remedial action. If President fails to then institute reasonable remedial action within 96 hours of receiving said notice, the City may take whatever action is necessary to remedy the violation. In the event that pursuant to the previous sentence the City remediates an environmental condition in the Mooring Area or Levee, President shall reimburse the City for all costs incurred by the City in remedying such violation, including, but not limited to, reasonable attorneys' fees and expenses, litigation costs, fees for engineering and consulting services, and costs of testing, remediation, removal and disposal.

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
Section 12.2  Underground Storage Tanks

President shall not remove any underground or aboveground storage tanks located in the Mooring Area or Levee without first obtaining the written consent of the Port Commission, which consent shall not be unreasonably withheld. In no event shall President abandon in place an underground storage tank. Nor shall President install any underground or aboveground storage tanks in the Mooring Area or Levee without first obtaining the permission of the Port Authority. Unless specifically stated elsewhere in this Agreement, the Port Commission shall have the absolute discretion to approve or deny a request by President to install a new underground or aboveground storage tank. Notwithstanding the foregoing provisions, where President proposes to replace an existing underground or aboveground storage tank with a new tank, the Port Commission shall not unreasonably withhold permission therefor.

Section 12.3  Environmental Authorization

Unless specifically stated elsewhere in this Agreement, President must obtain the explicit written permission of the Port Commission prior to applying to an agency or agencies of the state and/or federal governments for a permit or license to:

A.  treat, store or dispose of hazardous substances;

B.  treat, store or dispose of waste oil;

C.  treat, store, process, manage, recycle or dispose of solid waste;

D.  operate a waste tire site or waste tire processing facility; or

E.  manufacture hazardous or toxic substances;

on all or a portion of the Mooring Area or Levee. President shall not engage in any of the operations enumerated above, for which a federal and/or state permit or license is required, without first obtaining explicit written permission therefor from the Port Commission. President shall not apply for a permit or license to allow it to place, nor shall President place, any fill or dredged material into the waters of the United States or tributaries thereof which are adjacent to or in the Mooring Area or Levee without first obtaining the explicit written approval of the Port Commission therefor.

Section 12.4  Termination

President agrees and warrants that, upon the expiration or earlier termination of President's tenancy of the Mooring Area and Levee pursuant to the terms of this or a subsequent Agreement, it shall return the Mooring Area and Levee to the City free of any and all hazardous or toxic substances, hazardous waste, infectious waste, solid waste (unless disposal of solid waste on the leasehold was specifically permitted by the terms of this Agreement or a subsequent written document executed on behalf of, and authorized by, the Port Commission), pollutants, and contaminants which were placed, released, discharged, disposed, and/or spilled on or into the Mooring Area or Levee during President's tenancy. President shall, upon termination of its tenancy,

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
remove all product(s) or waste(s) stored in underground or aboveground storage tanks, located on the Mooring Area or Levee, which were installed or used during the term of this Agreement. Upon termination of tenancy, President shall also perform tank tightness testing on all underground and aboveground storage tanks and connecting piping, installed or used during the term of this Agreement, and shall either remove or repair any tanks or piping which fail such tests. President shall also either remove or decontaminate any soil contaminated by leaks from storage tanks or connecting piping installed or used during the term of this Agreement. In the event that President fails to perform its obligations pursuant to this Section, the City shall give President notice of said failure within thirty (30) days of discovering the President's default of its obligations under this Section. If President fails to fully comply with its obligations hereunder within thirty (30) days of such notice, the City may undertake such actions as are necessary to bring the Mooring Area and Levee into compliance with the standards set out herein. In the event that the City is required to undertake actions to bring the Mooring Area and Levee into compliance with said standards, President shall reimburse the City for all costs thereof, including, but not limited to, reasonable attorneys' fees and expenses, litigation costs, fees for engineering and consulting services, costs of testing, removal, and/or remediation, and disposal costs.

Section 12.5  Compliance

President shall, with respect to its use of the Mooring Area and Levee, periodically furnish the Port Authority with satisfactory proof that it is in full compliance with any and all federal and/or state laws and regulations and City ordinances relating to or concerning air quality, water quality, noise, hazardous or toxic materials, hazardous wastes, infectious wastes, solid wastes, underground storage tanks and hazardous building materials. Further, the City and the Port Authority shall have the right to inspect any and all portions of the Mooring Area and Levee, including facilities or vehicles located thereon, at any time during normal business hours or at any time if the City and the Port Authority have reason to believe that a violation of any federal or state law or City ordinance has occurred or is about to occur.

                                 ARTICLE XIII
                                 IMPOSITIONS

Section 13.1  Taxes and Impositions

A. President agrees to pay ad valorem taxes on boats, vessels, watercraft, real property interests, or Ancillary Facilities that may be constructed on the Levee or moored in the Mooring Area and on any operations within the Levee or Mooring Area, including all other owned property and equipment, and it is agreed that the President will not deny the authority of the proper assessing agency to assess ad valorem taxes on said vessels or improvements. President reserves the right to appeal the amount of such assessments in any court of competent jurisdiction or other tribunal established by law to correct the valuation of the property on which the assessment of such tax is based.

                                 ARTICLE XIV
                                  INSURANCE

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
Section 14.1  Insurance

President agrees to secure, maintain, and keep in force at all times during the term of this Agreement and any renewal or extension hereof, at President's sole cost and expense: (i) Commercial general liability insurance on an "occurrence basis" against claims for "personal injury" including, without limitation, bodily injury, death and property damage occurring on, in or about the Mooring Area and Levee; such insurance shall afford immediate minimum protection of $1,000,000 combined single limit per occurrence; (ii) worker's compensation insurance in full compliance with all applicable state and federal laws and regulations; and (iii) commencing on the Casino Opening Date, business interruption insurance which may be occasioned by a casualty or catastrophe which interrupts the normal business and earnings of President.

Section 14.2  Form of Insurance and Insurers

Policies of insurance provided for under this Agreement shall be effected under valid and enforceable policies, in such form as shall be approved by the Comptroller as to surety and reserving the right of recovery by the City and/or the Port Authority in the event of damage to Port Authority- or City-owned property. All such policies of insurance shall be issued by insurance companies of recognized responsibility which are reasonably satisfactory to Comptroller and which are licensed to transact business in the State of Missouri (although President may utilize excess lines insurance carriers, who may not be so licensed, for its marine insurance). Each insurance policy required to be obtained under this Agreement shall name the City and the Port Authority and any Leasehold or Subleasehold Mortgagee as additional insureds thereof. Included in the appropriate insurance policy shall be coverage providing for the removal of any portion of the Gaming Vessel(s) when damaged or sunken from any cause whatsoever and this clause shall be expressed as a specific warranty by the insurance company regardless of cause. Self insurance will not comply with the requirements of this Article.

In addition, all such policies of insurance shall contain (i) contractual liability endorsements covering the agreements of President to indemnify the Port Authority and the City from and against all cost, expense and/or liability as contractually undertaken by President under the terms of this Agreement, (ii) a provision that no act or omission of President which would otherwise result in forfeiture or reduction of the insurance therein provided shall affect or limit the obligation of the insurance company so to pay the amount of any loss sustained, and (iii) an endorsement providing that such insurance may not be materially changed, amended or canceled with respect to the City except after at least sixty (60) days prior written notice from the insurance company to the Comptroller, sent by registered mail.

Section 14.3  Cancellation of or Failure to Obtain Insurance

In the event that any policy which President is required to obtain pursuant to the provisions hereof is canceled by the insurer, President shall be required to obtain replacement insurance, and provide proof thereof to the Comptroller, prior to the date that the cancellation becomes effective. President shall

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cause the insurance company to notify the Comptroller of the renewal of all insurance required pursuant to the provisions of this Article XIV.

If President at any time fails or refuses to procure and maintain the required amount of insurance, then the City or the Port Authority may, and without notice to President, obtain same for and on behalf of President and charge the cost thereof to President, such charge to be due and payable upon demand and shall be Additional Rent hereunder.

Section 14.4  Delivery of Insurance Policies

Each insurance policy required to be obtained pursuant to this Agreement, or a copy, or certificate thereof, together with reasonably satisfactory evidence of payment of the premium thereof, shall be delivered to the Comptroller on or before the date the Gaming Vessel(s) are moored or installed within the Mooring Area, and upon renewals of such policies, not later than the date of expiration of any prior coverage.

                                  ARTICLE XV
                               INDEMNIFICATION

Section 15.1  Indemnification

President agrees to hold harmless and defend the City and the Port Authority, their aldermen, commissioners, officers, employees and agents, and successors and assigns from any and all claims for injuries or damages resulting from or arising out of President's use of the Mooring Area or Levee. President hereby waives and releases any claims for contribution and/or comparative fault against the City and the Port Authority resulting from or arising out of President's use of the Mooring Area or Levee.

Section 15.2  Environmental Indemnity

President, its successors and assigns, shall forever indemnify, defend and hold harmless the City of St. Louis, the St. Louis Port Authority, their aldermen, commissioners, officers, employees and agents, and successors and assigns, from and against all harms, including without limitation, damages, liabilities, losses, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response costs, compliance costs, investigation expenses, consultant fees, attorneys' fees, paralegals' fees and litigation expenses, arising from:

A. any hazardous substance discharged by President, its successors or assigns, at the Mooring Area or Levee;

B. the operation of any applicable Environmental Law against President involving the Mooring Area or Levee;

C. the violation at the Mooring Area or Levee or by President of any applicable Environmental Law; or

D. any third party claims or suits filed or asserted involving Hazardous Material at the Mooring Area or Levee.

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President, and its successors and assigns, shall pay all costs and expenses incurred by the City and the Port Authority and their successors and assigns, to enforce the provisions of this indemnification, including without limitation, reasonable attorneys' and paralegals' fees and litigation expenses. The obligations and indemnification of President under this Section shall survive the termination of this Agreement and shall remain in force beyond the expiration of any applicable statute of limitations and the full performance of President's obligations hereunder.

President shall be required to purchase and maintain environmental impairment liability insurance during the term of this Agreement in the amount of One Million Dollars ($1,000,000.00), or such other amount as shall be reasonably determined solely by the Port Commission, and naming the City and the Port Authority as additional insureds, if:

(1) at any time more than a reportable quantity of a hazardous substance, oil or infectious waste will be stored or otherwise present in violation of law on the Mooring Area or Levee in any type of container(s) (including, but not limited to, drums, barrels, boxes, bags, tank trucks or trailers, rail cars or storage tanks, whether above or below ground);

(2) President is required by federal or state law and/or regulation, as a result of or in connection with President's operations in the Mooring Area or Levee, to obtain a permit for (a) discharges of effluents, pollutants, toxic pollutants or other substances into waters of the United States, tributaries thereof, sewer systems and/or publicly owned treatment works; (b) discharges of effluents, pollutants or toxic pollutants to a sewer system and/or publicly owned treatment works subsequent to pretreatment thereof; (c) emissions, release or discharges of pollutants or other substances into the air or land;
(d) treatment, storage or disposal of hazardous waste(s); (e) treatment, storage or disposal of infectious waste(s); (f) treatment, storage, processing, management, recycling or disposal of solid waste(s); (g) operation of a waste tire site or waste tire processing facility; or (h) placement of fill or dredged material into the waters of the United States or adjacent property;

(3) President files reports required by Environmental Laws or is otherwise required to obtain a hazardous waste generator identification number from either the federal or a state government;

(4) President engages in the recycling, recovery or reclamation of solid wastes or hazardous materials in the Mooring Area or Levee;

(5) President engages in the manufacture of hazardous, extremely hazardous, and/or toxic substances in the Mooring Area or Levee.

The environmental impairment liability insurance required pursuant to the terms of the preceding paragraph shall provide coverage for unexpected and unintended liability, damages and injuries arising or resulting from sudden and accidental, continuous or repeated discharges, spills and releases, into or onto the air, water, soil, sewer system or similar media, of any hazardous substance, hazardous waste, pollutant, toxic pollutant, extremely hazardous substance, toxic substance, infectious waste, solid waste, or similar material

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or substance, which disposal, discharge, release or spill occurs on or from the Mooring Area or Levee. The amount of environmental impairment liability insurance required hereunder may be adjusted at five-year intervals beginning March 1, 2002, upon recommendation of the Port Commission and approval of the Board of Public Service. President shall give notice to the Port Authority before December 31 preceding each adjustment date of the provisions of this Section. Such recommendation shall be made at least thirty (30), but no more than sixty (60) days prior to expiration of each five-year period. The amount of environmental impairment liability insurance required shall not increase more than twenty-five percent (25%) in any five-year period. If no recommendation is made by the Port Commission to adjust the amount of insurance required for a five-year period prior to expiration of the previous five-year period, or if the Port Commission recommendation is not approved by the Board of Public Service, the amount of insurance required shall automatically increase by fifteen percent (15%).

Any insurance policy which President is required to obtain pursuant to the provisions of this Article shall provide that said policy may not be canceled except upon the giving of thirty (30) days notice of such cancellation to the Office of the Comptroller of the City of St. Louis. In the event that President receives notice that any policy which President is required to obtain pursuant to the provisions hereof is to be canceled by the insurer, President shall be required to obtain replacement insurance, and provide proof thereof to the Comptroller's Office prior to the date that the cancellation becomes effective. The President shall notify or cause the insurance company to notify the Comptroller's Office of the renewal of all insurance required pursuant to the provisions of this Article or of the cancellation of same.

                                 ARTICLE XVI
                              EVENT OF DEFAULT

Section 16.1  Event of Default

The occurrence of any of the following shall constitute a material default and breach of this Agreement by President (an "Event of Default"):

A. if President fails to pay any Base Rent or Additional Rent or other charges, or any part thereof, payable to the Port Authority hereunder, when and as the same shall become due and such failure shall continue for ninety
(90) days after notice thereof from the Port Authority to President;

B. if President shall sell, assign, pledge, mortgage, transfer, or sublet this Agreement, the Levee, the Mooring Area, the Mooring Rights, or any part thereof or any rights hereunder, in whole or in part, either voluntarily or by operation of law, except as specifically authorized in this Agreement;

C. if President is denied approval to relocate the Admiral to the Mooring Area by the Commission, or if, after first obtaining such approval, President for any reason ceases to be licensed to conduct a gambling operation pursuant to the laws of the State of Missouri, or the License of President is suspended or revoked, or an action is instituted to suspend or revoke any gaming related license or approval held by President in any other jurisdiction or State and such denial, revocation or suspension shall continue for more than thirty (30)

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continuous days; provided, however, President shall have the right to contest, by appropriate proceedings, the denial, revocation or suspension of its license in which event this Agreement shall remain in effect during the pendency of any such proceeding, regardless of whether Gaming operations continue during such pendency, and if, as a result of such proceedings or during the pendency thereof, President's Gaming License is restored or reactivated, then this Agreement shall continue in full force and effect;

D. if President fails to maintain the insurance required by Article XIV hereof and such failure shall continue for ninety (90) days after written notice thereof from the Port Authority to President;

E. if President shall fail continuously to operate its gaming business for any reason for more than one (1) year;

F. if President shall fail to observe, perform or comply, in any material respect, with any of the terms., covenants and conditions in this Agreement or the Relocation Funding Agreement other than those specified in subparagraphs
(A), (B), (C), (D) and (E) above (or which result from any of the events therein referred to), and shall fail to remedy such default within ninety (90) days after the receipt of written notice from the Port Authority specifying the nature of such default, provided, however, that if any such default cannot with due diligence be cured by President within ninety (90) days, and if President commences to cure the default within ninety (90) days and diligently prosecutes the cure to completion, then the ninety (90) day period shall be extended for the period of time required for President to complete the cure.

Section 16.2  Remedies in the Event of Default

A. Upon the occurrence of any Event of Default, the Port Authority, at its option, shall have the right at any time thereafter, and without prejudice to any other right or remedy the Port Authority may have hereunder, to declare President's subleasehold Interest, this Agreement and all rights of President under this Agreement as terminated, and President shall remain liable as hereinafter provided; provided, however, anything herein to the contrary notwithstanding, termination of the Mooring Rights shall be the sole and exclusive remedy for any default referred to in Section 16.1(C), and, upon exercising such remedy, President shall thereupon be relieved, as of the date of termination of this Agreement, of any further liability or obligation hereunder other than any such liability or obligation arising or relating to events occurring prior to the effective date of such termination and those obligations which survive termination as described in Section 18.2 hereof. The City Counselor shall provide President with written notice specifying the date of termination of this Agreement, which shall not be less than thirty
(30) days from the date of the notice.

Upon any such expiration or termination of President's Leasehold Interests and this Agreement, but subject to the rights of any Leasehold or Subleasehold Mortgagee, President shall quit and peacefully surrender the Mooring Area and Levee to the Port Authority and to the City, respectively, and the Port Authority and the City, upon any such expiration or termination, may without further notice enter upon and re-enter the Mooring Area and Levee and possess and repossess themselves thereof, by summary proceedings, ejectment or other

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appropriate suit, and may dispossess President and remove President persons and property from the Mooring Area and Levee and have the right to hold and enjoy the Mooring Area and Levee and receive all rental and other income therefrom without payment of any kind to President, except that any amounts so received by the City or the Port Authority shall be credited against amounts otherwise due by President or the Port Authority, to the Port Authority or the City hereunder.

B. If the Port Authority shall terminate President's subleasehold Interests and this Agreement, the Port Authority may recover from President, and President shall immediately pay to the Port Authority all then accrued but unpaid Base Rent and Additional Rent and other amounts then accrued under this Agreement.

C. If President's Leasehold Interests and this Agreement shall expire or be terminated, or if the Mooring Area and Levee, or any part thereof shall be abandoned by President, or shall become vacant during the term hereof, the Port Authority or the City, as the case may be, may in its own name, or as agent for President if President's Subleasehold Interests and this Agreement not be terminated, but subject to the rights of any Subleasehold Mortgagee, enter into possession of and relet the Mooring Area and Levee, or any part thereof, or the Mooring Area and Levee with additional area, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Agreement) and on such conditions as the Port Authority or the City, as the case may be, in its discretion, may determine, and may collect and receive the rents therefor.

                                 ARTICLE XVII
                                 HOLDING OVER

Section 17.1  Holding Over

If the President remains in possession of the Mooring Area or Levee after the expiration of the term for which it is leased and the President pays rent and the Port Authority accepts said rent, such possession shall be construed as creating a month-to-month tenancy and not a renewal or extension of this Agreement but such month-to-month tenancy shall not continue for more than one
(1) year.

                                ARTICLE XVIII
                            SURRENDER OF PREMISES

Section 18.1  Surrender of Premises

A. Upon the expiration or earlier termination of the Mooring Lease Term President agrees to quit and surrender the Mooring Area and Levee, (i) free and clear of all liens and encumbrances and any and all hazardous substances, spilled or discharged into or on the Mooring Area or Levee during the President's tenancy and (ii) in the same condition and repair as on the Casino Opening Date, ordinary wear and tear excepted, at the option of the Port Authority.

B.  If requested by the Port Authority to do so, President shall execute,

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acknowledge and deliver to the Port Authority such instruments of further assurance as in the reasonable opinion of the Port Authority or its counsel are necessary or desirable to confirm or perfect the right, title and interest of the Port Authority in and to all of the Mooring Area and Levee, and/or any and all improvements or other property constructed, installed or placed within or upon the Mooring Area and Levee, or within a public right-of-way and which the Port Authority is to receive pursuant to this Agreement.

Section 18.2  Survival of President's Obligations

President's obligations under Sections 9.3, 12.4 and this Article XVIII shall survive the expiration or earlier termination of the Mooring Lease Term.

                                 ARTICLE XIX
                           TERMINATION OF 1983 LEASE

Section 19.1  Termination

The City and S.S. Admiral Partners entered into a Lease Agreement dated as of December 20, 1983, recorded in Book M939 page 338 in the Office of Recorder of Deeds of the City of St. Louis, Missouri, which was amended and/or assigned by Amendment and Assignment of Mooring Lease dated as of December 12, 1992, Second Amendment to Lease Agreement dated as of June 19, 1992, Assignment of Lease dated as of December 17, 1992 (as so assigned and amended to the date hereof, the "1983 Lease"). President is the successor in interest to S.S. Admiral Partners as the result of assignments. The 1983 Lease shall remain in full force and effect until the date the Admiral is moved to the Mooring Area, as defined in this Agreement, whereupon the 1983 Lease shall be surrendered by President, and shall terminate and be of no further force and effect. President shall remain liable for any and all rents payable under the terms of the 1983 Lease through the date the Admiral is moved to the Mooring Area.

                                  ARTICLE XX
                           MISCELLANEOUS PROVISIONS

Section 20.1  Coast Guard Certificate

President shall present to the Port Authority on an annual basis the Coast Guard certificate of inspection, if any shall be required, obtained for the Casino Project and a marine survey, if required by law, of the safety of the facilities and improvements, including the Casino Project.

Section 20.2  Mooring of Vessels

All Gaming Vessels shall be moored within the Mooring Area in such a manner and in such number so as not to violate any applicable permits obtained by President from the U.S. Corps of Engineers.

Section 20.3  Auxiliary Craft

No auxiliary craft shall be moored permanently to any vessel within the Mooring Area except for public safety reasons and maintenance; provided, however, that maintenance craft shall be moored only during the period in

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which maintenance is taking place.

Section 20.4  Notices

All notices, demands, request or other communications ("notices") required or permitted by this Agreement shall be in writing and shall be deemed to be received (i) when actually received by any person at the intended address if personally served, or (ii) on the next business day if sent by recognized and reliable air or surface courier services, whether actually received or not, or
(iii) when sent by facsimile telecopy provided the equipment used can provide a reliable written confirmation of receipt and provided an original copy is delivered by mail; or (iv) three (3) business days after deposit in the United States mail, certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Port Authority:   Port Authority of the City of St. Louis
                        1015 Locust Street, Suite 1200
                        St. Louis, MO  63101
                        Attention:  Executive Director
                        Telecopy No.:  (314) 231-2341

If to City:             Comptroller of the City of St. Louis
                        Room 212, City Hall
                        St. Louis, MO 63103
                        Telecopy No.:  (314) 622-4354

Copy to:                City Counselor
                        Room 314, City Hall
                        St. Louis, Missouri 63103
                        Telecopy No.:  (314) 622-4956

If to President:        President Riverboat Casino-Missouri, Inc.
                        802 North First Street
                        St. Louis, Missouri 63101
                        Attention:  Mr. John S. Aylsworth
                                    Mr. James A. Zweifel
                        Telecopy No.:  (314) 622-3172

Copy to:                Thompson Coburn LLP
                        One Mercantile Center
                        St. Louis, Missouri 63101
                        Attention:  Michael Lazaroff, Esq.
                        Telecopy No.:  (314) 552-7000

Any party hereto may, in substitution of the foregoing, designate a different address or addresses within the continental United States for purposes of this Section, or change address of those parties, or add additional parties entitled to receive copies of notices, by written notice delivered to the other party or parties in the manner prescribed, at least ten (10) days in advance of the date upon which such change of address is to be effective.

Any notices relating to maintenance shall be given to those parties locally responsible as hereinafter designated by the parties upon completion of the

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anticipated improvements.

Section 20.5  Entire Agreement

This Agreement sets forth the entire agreement between the parties. There are no understandings, agreements, statements, promises, representations or warranties, express or implied, respecting the Mooring Area or Levee and this Agreement (including, but not limited to the consideration to be paid by President hereunder) which are not specified herein, except for the Relocation Funding Agreement of even date among the parties hereto. This Agreement shall not be modified, amended or supplemented except by a writing subscribed to by the parties hereto, approved by the Board of Public Service, and authorized by ordinance.

Section 20.6  Survival of Covenants

All representations, warranties and indemnities set forth in this Agreement shall survive the execution hereof.

Section 20.7  Multiple Counterparts

This Agreement may be executed in a number of identical counterparts and if so executed, each such counterpart is deemed an original for all purposes, and all such counterparts shall collectively constitute one Agreement.

Section 20.8  Binding Effect

The terms, conditions, provisions and covenants of this Agreement shall run with this Agreement and shall be binding on and inure to the benefit of the parties hereto and their respective successors or assigns.

Section 20.9  Future Acts

In addition to the acts and deeds recited in this Agreement and contemplated hereby, the parties hereto shall execute any and all additional agreements as may be necessary to consummate the transactions contemplated by this Agreement.

Section 20.10  Effective Date of Agreement

The Effective Date of this Agreement shall mean the date on which a copy of this Agreement has been fully executed by the parties hereto and all changes to the typewritten portion hereof initialed by all of the parties.

Section 20.11  Time of the Essence

Time is of the essence with respect to the performance of this Agreement and each and every provision contained herein.

Section 20.12  Attorneys' Fees

In the event a dispute arising among the parties hereto, except as otherwise provided herein, each party shall be responsible for payment of its own

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attorneys' fees and court costs, if any, incurred in connection with such dispute.

Section 20.13  Venue and Jurisdiction

Each party to this Agreement hereby submits to the jurisdiction of the State of Missouri and the courts thereof for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement. If and in the event of a dispute arising hereunder, venue shall be vested in the Circuit Court of City of St. Louis, State of Missouri, or, if jurisdiction exists, in the Federal District Court sitting in St. Louis, Missouri. President acknowledges that it has negotiated this Agreement in the City of St. Louis, Missouri, and has made numerous business contacts and entered agreements relating to real estate and other matters sufficient to confer jurisdiction of the courts of the City of St. Louis, State of Missouri.

If at any time during the term of this Agreement, President, or any successor or assignee of President, is not a resident of the State of Missouri or has no officer, director, employee or agent thereof available for service of process as a resident of the State of Missouri, President or its successor or assignee hereby designates the Secretary of State, State of Missouri, as its agent for the service of process in any court action between it and the City and/or the Port Authority or arising out of or relating to this Agreement.

Section 20.14  Authorization and Capacity

The parties hereto represent to each other that each has the full right, power and authority to enter into this Agreement and to fully perform its obligations. The persons executing this Agreement warrant and represent that each has the authority to execute in the capacity stated and to bind the parties hereto.

Section 20.15  Non-Severability

All provisions of this Agreement are material and substantive and therefore, if any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held void or invalid, then the entire Agreement shall be held invalid and of no force and effect. Notwithstanding anything contained herein to the contrary, in the event that this Agreement is held invalid, President shall remain liable to the Port Authority and the Port Authority to the City for the payment of all Gaming Rent owed hereunder for the period during which President was in possession of the Mooring Area and President shall promptly remove the Casino Project and other Improvements in accordance with, and subject to, the provisions of Article XVIII.

Section 20.16  Non-Waiver

Failure by either party hereto, at any time, to require the performance by the other of any term of this Agreement, shall not in any way affect the right of either party to enforce such terms, nor shall any waiver by either party of any term hereof be taken or held to be a waiver of any other provision of this Agreement. No waiver of any term or provision of this Agreement shall be effective unless the same is in writing, signed by the parties hereto.

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Section 20.17  Governing Law

This Agreement is entered into in the State of Missouri and shall be construed, enforced and governed, as to both validity and performance, in accordance with the laws of the State of Missouri and all of the rights and obligations of the parties hereunder shall be determined in pursuant to the laws of the State of Missouri.

Section 20.18  Memorandum of Lease

Upon execution of this Agreement (or as soon thereafter as legal descriptions of and the Mooring Area are available), the parties hereto shall execute a Memorandum of Lease in recordable form and President shall, at its own expense, have such Memorandum of Lease recorded in the Office of the Recorder of Deeds for the City of St. Louis and have the Register of the City of St. Louis make a microfilm copy hereof. In no event shall such Memorandum be deemed to modify or to change any of the provisions of this Agreement.

Section 20.19  Perpetuities Savings Clause

To the extent any of the interests in real estate granted, leased, demised or conveyed hereunder are deemed contingent or otherwise not vested, for any reason, the same shall vest, if at all, not later than 21 years (less one day) after the death of the last to die of all currently living descendants of Joseph P. Kennedy, deceased, father of the late President of the United States, John F. Kennedy, and if not so vested on or prior to said date, shall terminate and be of no further force or effect whatsoever.

Section 20.20  Modification for Municipal Purposes

A. The City, subject to the rights of the holders of any leasehold or subleasehold deed of trust, reserves the right to modify, amend or cancel this Agreement in the event that all or any portion of the Mooring Area is needed by the City for right-of-way, sewer, floodwall, or floodwall construction purposes or any other emergency or extraordinary municipal purposes or uses. The City, subject to the rights of the holders of any leasehold or subleasehold deed of trust, shall have the right to modify, amend or cancel this Agreement upon one (1) year's written notice thereof to President and to eliminate such portion of the Mooring Area as shall be needed by the City for municipal purposes. In such event, it is agreed and understood by President that no claim or action for damages or other compensation shall arise or be allowed by reason of such termination or modification.

B.  If this Agreement is amended or modified under the provisions of this
Section 20.20, the Base Rent for the Mooring Area shall be adjusted in direct proportion to the change made in the Mooring Area. If the remaining area is not suitable to the President, President shall have the right to terminate its rights and obligations under this Agreement without penalty by written notice to the City within ninety (90) days after receipt of the notice to modify or amend this Agreement (however, all other rights of the other parties hereto shall survive any such termination).

C.  In the event the President's rights and obligations under this Agreement

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are canceled, modified or amended under the provisions of this Section 20.20, the City shall cause President to be reimbursed for the depreciated cost of the non-removable capital improvements President has made and paid for and which capital improvements have been made pursuant to the written approvals of the City. It is agreed and understood that the term "capital improvements" shall not include wharf boats, vessels (including but not limited to Gaming Vessels) or other floating or transferable stationary improvements unless permanently affixed to real estate. Such reimbursement shall be made by or as part of the cost of the intended new use. Reimbursement will not be based on anticipated profits from the operation of President's business, and no funds from the City's general revenue shall be used for this purpose. Whether or not President has "paid for" said improvements shall be determined by reference to the Relocation Funding Agreement and the amounts actually paid by President thereunder.

D. Nothing herein shall be deemed or construed to be a limitation or restriction upon the condemnation authority of the City or the Port Authority.

Section 20.21  Consent to Leasehold Deed of Trust

Pursuant to the terms of the Relocation Funding Agreement, the Port Authority will enter into a Loan Agreement with Mercantile Bank National Association ("Mercantile"), pursuant to which the Port Authority will issue a Promissory
Note in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000.00) to Mercantile, enter into a Loan Agreement with Mercantile, and grant a Future Advance Leasehold Deed of Trust to a Trustee for Mercantile, all of which documents are appended as exhibits to the Relocation Funding Agreement. To the extent that the contemplated encumbrance of the leasehold and any conveyance to a purchaser at foreclosure may be deemed assignments or transfers of this Agreement, such encumbrance and conveyance are hereby approved by the City and the Port Authority and the approval of the Board of Public Service shall be evidenced by its signature on an endorsement to this Agreement.

The City, the Port Authority and the Board of Public Service further consent to the grant by President of a subleasehold deed of trust of the areas five feet in diameter around each of the points where mooring lines connect the Admiral to the Levee in order that the holders of any ship mortgage of the Admiral may perfect a real estate lien in the event that the Admiral should be deemed real estate by virtue of its stationary mooring, provided that such subleasehold deed of trust shall be of no further effect one year after the declaration of a default by the holder thereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                    LESSOR:

                                    CITY OF ST. LOUIS


ATTEST:                             By: /s/ Clarence Harmon
                                       ---------------------------------------

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
                                       MAYOR

/s/ Rita Kropf                      By: /s/ Darlene Green
------------------------------         ---------------------------------------
CITY REGISTER                          COMPTROLLER

                                    APPROVED AS TO FORM ONLY:

                                        /s/ Thomas J. Ray
                                    ------------------------------------------
                                       CITY COUNSELOR



                                    LESSEE/SUBLESSOR:

ATTEST:                             PORT AUTHORITY OF THE CITY OF ST. LOUIS


                                    By: /s/ James W. Suelmann
/s/ Mary Giammaneo                     ---------------------------------------
------------------------------      Its: Chairman
                                       ---------------------------------------

                                    APPROVED AS TO FORM ONLY:
                                       /s/ Thomas G. Pike
                                    ------------------------------------------
                                       COUNSEL, PORT AUTHORITY OF
                                       THE CITY OF ST. LOUIS



                                    SUBLESSEE:

ATTEST:                             PRESIDENT RIVERBOAT CASINO-MISSOURI,
                                    INC., a Missouri corporation


/s/ Ralph J. Vaclavik               By: /s/ James A. Zweifel
------------------------------         ---------------------------------------
                                       Executive Vice President and
                                       Chief Financial Officer


THE BOARD OF PUBLIC SERVICE OF THE CITY OF ST. LOUIS hereby approves the foregoing Agreement, including Article XIX thereof which amends the Lease Agreement dated December 20, 1983, between the City of St. Louis and S.S. Admiral Partners, as assigned and amended.


                                    THE BOARD OF PUBLIC SERVICE OF THE CITY
                                    OF ST. LOUIS

                                    By: /s/ Ernest J. Harrell
                                       ---------------------------------------
                                       Chairman


                                    APPROVED AS TO FORM ONLY:

                                       /s/ Thomas J. Ray
                                    ------------------------------------------
                                       City Counselor


                                  EXHIBIT 1

                               PERCENTAGE RENT

1. Two percent (2%) of Adjusted Gross Receipts for any Lease Year equal to or less than Eighty Million Dollars ($80,000,000.00); plus

2. Three percent (3%) of that portion of Adjusted Gross Receipts for such Lease Year which exceed Eighty Million Dollars ($80,000,000.00) but which are equal to or less than One Hundred Million Dollars ($100,000,000.00); plus

3. Four percent (4%) of that portion of Adjusted Gross Receipts for such Lease Year, if any, which exceed One Hundred Million Dollars
($100,000,000.00).

                                  EXHIBIT 2

A tract of land lying East of block 17 and block 18 of the City of St. Louis, Missouri. Said tract of land being more particularly described as follows:

Commencing at a cross, being the intersection of the North right-of-way line of Dr. Martin Luther King Drive (32'-1" wide) and the West right-of-way line of Leonor K. Sullivan Blvd. (Also known as Wharf St.); thence, along the prolongation of the North right-of-way of Dr. Martin Luther King Drive, South 80 degrees 11 minutes 21 seconds East a distance of 100.55 feet to a point on the East curb line of Leonor K. Sullivan Blvd., being the point of beginning; thence along said East curb line, North 05 degrees 36 minutes 52 seconds East a distance of 595.13 feet; thence North 03 degrees 10 minutes 26 seconds East a distance of 204.87 feet to a point at the South end of the floodwall closure (C-18), said point being South 80 degrees 11 minutes 21 seconds East a distance of 59.49 feet from the West right-of-way line of Leonor K. Sullivan Blvd.; thence, departing from said East curb line, South 84 degrees 23 minutes 01 seconds East a distance of 150.14 feet; thence, along a line 150 feet parallel with the said East curb line, South 03 degrees 10 minutes 26 seconds West a distance of 201.67 feet; thence South 05 degrees 36 minutes 52 seconds West a distance of 598.33 feet; thence North 84 degrees 23 minutes 08 seconds a distance of 150.00 feet to the point of beginning.

Said tract of land containing 120,000 square feet.

                                  EXHIBIT 3

Eight Hundred Feet Mooring Rights (800') commencing at the South End of the Floodwall Closure Structure (C-18) along Leonor K. Sullivan Boulevard, Station 16+36, with a line perpendicular to the floodwall at that location, extending toward the Mississippi River, south 800 linear feet. No vessel(s) moored in the above mentioned area will be permanently moored within fifty feet (50') of the Martin Luther King Bridge. The above mooring area containing 800 linear feet.

                                  EXHIBIT 4

                   SITE PLAN SHOWING PROPOSED IMPROVEMENTS

                                    [MAP]